Exhibit 10.8

Scott A. Crum
Senior Vice President and
Director, Human Resources

ITT Corporation

1133 Westchester Avenue
White Plains, NY 10604
tel 914 641 2010
fax 914 696 2964
scott.crurn@itt.com
April 2, 2009
Mr. Frank R. Jimenez
Dear Frank:
I am pleased to confirm our offer to join ITT Corporation as General Counsel at ITT Headquarters in White Plains, New York. In this position you will report directly to Steven R. Loranger, Chairman, President and CEO. It will be recommended to the Compensation and Personnel Committee that you be elected a Vice President of the Company by the ITT Board of Directors at the earliest possible date following your date of hire.
➢	Annual Base Salary: Your starting base salary will be $400,000 annually, payable in bi-weekly installments.

➢	Annual Incentive: You will be eligible for participation in the ITT annual executive incentive program for performance year 2009 according to the approved parameters of the plan. Your standard bonus will be calculated at 60% of base salary. This discretionary bonus program is based on company and individual performance. For 2009, your bonus will be guaranteed at $200,000. Approved bonus awards for performance year 2009 will be payable in March 2010.

➢	Sign-On Payment: You will receive a cash sign-on payment of $100,000 following completion of one month of service. This payment is not pensionable and will be subject to normal withholding.

➢	Automobile Allowance: You will be eligible for a monthly automobile allowance of $1,300 under the ITT Corporate Policy 30-18, Company Vehicles and Allowances (U.S. Operations), attached.

Mr. Frank R. Jimenez	-2-	April 2, 2009
➢	Long-Term Incentives: You will be eligible to participate in the ITT Long-Term Incentive Award Program annually, according to the approved parameters of the program and approval by the Compensation and Personnel Committee of the Board of Directors.

For 2009, you will be granted a total target long-term incentive award of $500,000 which will be comprised as follows:
o	One third of your total award will be in the form of a target cash award under the ITT 1997 Long-Term Incentive Plan. The measurement period for this award will be January 1, 2009 through December 31, 2011. Payment, if any, will be made early in the first quarter of 2012. The ultimate value of this award will be determined based on ITT’s Total Shareholder Return (TSR) relative performance as measured against the S&P Industrials, in accordance with the terms of the Plan, administrative rules and award documents.

o	One-third of your total award will be in the form of an ITT restricted stock award under the ITT 2003 Equity Incentive Plan. These shares will be subject to a three-year period of restriction, subject to your continued employment and the terms of the Plan.

o	One-third of your total award will be in the form of a non-qualified stock option award under the ITT 2003 Equity Incentive Plan. The option exercise price will be the closing price of ITT common shares on the date of grant. These options will vest in one-third cumulative annual installments and will expire seven years from the date of grant, subject to your continued employment and the terms of the Plan.
➢	Relocation: Your relocation costs will be reimbursed in accordance with Section 30-11 of the attached ITT Policy. ITT will pay all appropriate closing costs associated with the purchase of a residence in the White Plains area as well as the referenced fees associated with the sale of your current home (if applicable) and the move of your household goods to your new residence. In conjunction with your relocation, we have agreed to provide you with a one-month “settling in” allowance on a tax protected basis.

➢	Severance: You will be covered under the terms of the ITT Corporation Senior Executive Severance Pay Plan, copy attached. You will also be covered under the ITT Corporation Special Senior Executive Severance Pay Plan, copy attached. In the event of a change of control, you would receive severance pay

Mr. Frank R. Jimenez	-3-	April 2, 2009
equivalent to the sum of two times the highest annual base salary rate paid and two times the highest bonus paid in respect of the three years preceding an Acceleration Event.

➢	Fitness Subsidy: You will be eligible for an annual fitness subsidy of $500 for membership in a health club.

➢	Senior Financial Counseling and Tax Planning: You will be eligible to receive financial counseling and tax planning services which will be reimbursed by ITT on a tax-protected basis.

➢	Vacation: You will be eligible for four weeks of paid vacation under the ITT Headquarters vacation policy. For 2009, you will be eligible for three weeks of paid vacation provided you join on June 8, 2009. In addition, please note that the ITT Corporate Headquarters will close for the December holiday from Thursday, December 24, through Thursday, December 31, 2009. Further explanation of our vacation policy and other corporate policies will be provided to you on your first day of work.

➢	Benefits Plans: You will be eligible for coverage under the various plans comprising the ITT Corporation Salaried Benefits Program when you satisfy the participation conditions. The 2009 Benefits Highlights is enclosed and should provide valuable information concerning our plans and estimated health plan contributions. More detailed information describing the following plans will be provided on your first day of work:
❖	Salaried Medical Plan through Empire BlueCross BlueShield and Medco

❖	Salaried Vision Plan through EyeMed

❖	Salaried Dental Plan through Met Life

❖	Salaried Life Insurance Plan

❖	Salaried Investment and Savings Plan

❖	Salaried Short-Term Disability Plan

❖	Salaried Long-Term Disability Insurance Plan

❖	Salaried Retirement Plan

❖	Life Plus program — (through Marsh@WorkSolutions)

❖	Long-Term Care Plan — (through John Hancock)

❖	Flexible Spending Account Plan

Mr. Frank R. Jimenez	-4-	April 2, 2009
Medical and dental coverage requires employee contributions and commences on your first day of work for you and your eligible dependents. It is required that you furnish a marriage certificate (if applicable) and the birth certificates of each dependent being covered on your start date.
Basic Life and Accidental Death and Dismemberment Insurance are provided for you under the ITT Corporation Salaried Life Insurance Plan. You are eligible to elect optional life insurance coverage through Life Plus, an individual program sponsored by Marsh at Work Solutions and Long-Term Care coverage offered through John Hancock. You may also elect to participate in the contributory Long-Term Disability Plan as of your first day of work. These plans offer you attractive rates through convenient payroll deductions.
Please note that membership in the ITT Corporation Salaried Retirement Plan begins for all eligible employees on the first day of the month after completing one year of eligibility service. Upon completion of the membership requirements for plan participation, Benefit Service will be recognized from your first day of employment.
Group Accident Insurance: You will also be covered by the Group Accident Insurance Program for Officers and Directors which provides significant automatic and optional accidental death and dismemberment benefits. Details and conditions are provided in the enclosed brochure.
The terms and conditions of your employment will be governed by standard ITT policy. This offer is contingent upon successful completion of the placement process, which includes a background check and a pre-placement medical examination including a drug-screening test. In order to comply with the Immigration Control Reform Act of 1986, each employee must complete the enclosed 1-9 form verifying employment eligibility. This offer of employment is also contingent upon completion of this form and providing required documentation.
Miscellaneous: We will reimburse you for reasonable expenses and dues associated with your licenses to practice in Washington, D.C., Florida, and New York, CLE programs and your ABA membership.
Frank, we look forward to your joining ITT on June 8, 2009. We are all convinced you have a great deal to contribute to our organization and believe your association with ITT will prove to be a mutually beneficial one.

Mr. Frank R. Jimenez	-5-	April 2, 2009
Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it to my attention as soon as possible. A return envelope is enclosed for your convenience. You may retain the additional copy for your personal files. We would appreciate it if you would fax a signed copy of this letter to me at (914) 696-2964.

Very truly yours,

Enclosures	/s/ Scott A. Crum

The above offer is accepted subject to the forgoing conditions.

/s/ Frank R. Jimenez	6 APRIL 2009
Frank R. Jimenez	Date

8 JUNE 2009
Start Date